Storage Trust Realty
2407 Rangeline Street                           For additional information:
Columbia, Missouri 65202                        Contact: Steve Dulle
573-499-4799                                    Chief Financial Officer



PRESS RELEASE


     Storage Trust Closes $33.5 Million in Third Quarter Acquisitions
           Total Acquisitions for the Year $111 Million


Columbia, Missouri (September 18, 1996) Storage Trust Realty (NYSE:SEA) announces the acquisition of 12 self storage facilities since August 2, 1996. These acquisitions comprised approximately 829,000 rentable square feet and 5,831 units. These facilities were purchased for cash of $26.4 million, seller financing of $1 million, the issuance of 182,503 operating partnership units and the exchange of two self storage facilities in Oklahoma. With these recent acquisitions, the Company to date in 1996 has acquired 44 self storage facilities comprising 2.7 million rentable square feet for approximately $111 million.

The recent acquisitions are located in the following markets:


                                                         Total # of SEA
Market                        Recent Acquisitions      Properties in Market

                                         Rentable
                              #       Square Footage


Denver/Colorado Springs, CO   3           168,204                 8
Nashville, TN                 2           222,559                 6
Kansas City, MO/KS            6           347,451                11
Jacksonville, FL              1            90,330                 5


Mike Burnam, Chief Executive Officer, stated, I am pleased with the acquisitions especially from a quality standpoint and a follow through of our acquisitions policy. These self-storage facilities, particularly the Kansas City properties, are high quality, well located properties. These acquisitions are in line with our strategy of acquiring in existing markets to provide for additional market synergies and economies of scale.

Storage Trust Realty is a fully integrated, self managed, and self administered Real Estate Investment Trust headquartered in Columbia, Missouri, which owns and operates 172 self storage facilities in 18 states containing
8.7 million rentable square feet.